                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ___ )*

                       SQL Financials International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  784638 10 8
                  -------------------------------------------
                                 (CUSIP Number)

                                 June 17, 1998
                     -------------------------------------
            (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G               PAGE 2 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON  Technology Crossover Ventures, L.P.
 1    See Item 2 for identification of General Partner
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            647,674(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             647,674(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      647,674(A)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

(A) Excludes an aggregate of 197,791 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. Includes warrants which can be immediately exercised for a total of 8,914 shares of Common Stock.

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G               PAGE 3 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON  Technology Crossover Ventures, C.V.
 1    See Item 2 for a list of General Partners
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Netherlands Antilles

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            51,291(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             51,291(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(A)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      51,291(A)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

(A) Excludes an aggregate of 794,174 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. Includes warrants which can be immediately exercised for a total of 706 shares of Common
        Stock.

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G               PAGE 4 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON  Technology Crossover Management, L.L.C.
 1    See Item 2 for list of Managing Members
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            698,965(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             698,965(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(A)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      698,965(A)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

(A) Excludes an aggregate of 146,500 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. Includes warrants which can be immediately exercised for a total of 9,620 shares of Common Stock.

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G               PAGE 5 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON  Technology Crossover Ventures II, L.P.
 1    See Item 2 for identification of General Partner
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            70,082(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             70,082(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(A)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      70,082(A)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

(A) Excludes an aggregate of 775,383 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G               PAGE 6 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON  TCV II (Q), L.P.
 1    See Item 2 for identification of General Partner
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            53,880(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             53,880(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(A)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      53,880(A)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

(A) Excludes an aggregate of 791,585 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G               PAGE 7 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON  TCV II Strategic Partners, L.P.
 1    See Item 2 for identification of General Partner
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            9,562(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             9,562(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(A)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,562(A)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

(A) Excludes an aggregate of 835,903 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G               PAGE 8 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON  Technology Crossover Ventures  II, C.V.
 1    See Item 2 for a list of General Partners
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Netherlands Antilles

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            10,700(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             10,700(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(A)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      10,700(A)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

(A) Excludes an aggregate of 834,765 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G               PAGE 9 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON  TCV II, V.O.F.
 1    See Item 2 for a list of Managing General Partners
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Netherlands Antilles

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,276(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,276(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(A)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,276(A)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      less than 0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

(A) Excludes an aggregate of 843,189 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 10 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON  Technology Crossover Management II, L.L.C.
 1    See Item 2 for a list of Managing Members
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            146,500(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             146,500(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(A)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      146,500(A)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

(A) Excludes an aggregate of 698,965 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 11 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON  Jay C. Hoag
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)




------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          845,465(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             845,465(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(A)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      845,465(A)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

(A) Includes warrants which can be immediately exercised for a total of 9,620 shares of Common Stock.

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 12 OF 22 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON  Richard H. Kimball
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)




------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0(A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          845,465(A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             845,465(A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(A)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      845,465(A)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

(A) Includes warrants which can be immediately exercised for a total of 9,620 shares of Common Stock.

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 13 OF 22 PAGES
-----------------------                                  ---------------------


  Item 1.
         (a) NAME OF ISSUER: SQL Financials International, Inc.
         (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 3950 Johns Creek Court, Suite 100, Suwanee, Georgia 30024.

  Item 2.

        Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons") and, in addition, each of such person's managing partners or managing members, as the case may be, and, if applicable, the persons controlling such managing partners or managing members (such additional persons, together with the Filing Persons, the "Item 2 Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

I.
      (a) Technology Crossover Ventures, L.P., a Delaware limited partnership ("TCV I, L.P."). The General Partner of TCV I, L.P. is Technology Crossover Management, L.L.C., a Delaware limited liability company ("TCM I"). The sole Managing Members of TCM I are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball").
      (b) 575 High Street, Suite 400, Palo Alto, CA 94301
      (c) Delaware
      (d) Common Stock
      (e) 784638 10 8

II.
      (a) Technology Crossover Ventures, C.V., a Netherlands Antilles limited partnership ("TCV I, C.V."). The General Partners of TCV I, C.V. are TCM I and Technology Crossover Administrator, N.V., a Netherlands Antilles corporation ("TCA I"). TCA I is ultimately controlled by Hoag and Kimball.
      (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
      (c) Netherlands Antilles
      (d) Common Stock
      (e) 784638 10 8

III.
      (a) Technology Crossover Management, L.L.C., a Delaware limited liability company.
      (b) 575 High Street, Suite 400, Palo Alto, CA 94301
      (c) Delaware
      (d) Common Stock
      (e) 784638 10 8

IV.
      (a) Technology Crossover Administrator, N.V., a Netherlands Antilles corporation.
      (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
      (c) Netherlands Antilles
      (d) Common Stock
      (e) 784638 10 8

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 14 OF 22 PAGES
-----------------------                                  ---------------------


V.
      (a) Technology Crossover Ventures II, L.P., a Delaware limited partnership ("TCV II, L.P."). The General Partner of TCV II, L.P. is Technology Crossover Management II, L.L.C., a Delaware limited liability company ("TCM II"). The sole Managing Members of TCM II are Hoag and Kimball.
      (b) 575 High Street, Suite 400, Palo Alto, CA 94301
      (c) Delaware
      (d) Common Stock
      (e) 784638 10 8

VI.
      (a) TCV II (Q), L.P., a Delaware limited partnership ("TCV II (Q)"). The General Partner of TCV II (Q) is TCM II.
      (b) 575 High Street, Suite 400, Palo Alto, CA 94301
      (c) Delaware
      (d) Common Stock
      (e) 784638 10 8

VII.
      (a) TCV II Strategic Partners, L.P., a Delaware limited partnership ("TCV II Strategic Partners"). The General Partner of TCV II Strategic Partners is TCM II.
      (b) 575 High Street, Suite 400, Palo Alto, CA 94301
      (c) Delaware
      (d) Common Stock
      (e) 784638 10 8

VIII.
      (a) Technology Crossover Ventures II, C.V., a Netherlands Antilles limited partnership ("TCV II, C.V."). The General Partners of TCV II, C.V. are TCM II and Technology Crossover Administrator II, N.V., a Netherlands Antilles corporation ("TCA II"). TCA II is ultimately controlled by Hoag and Kimball.
      (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
      (c) Netherlands Antilles
      (d) Common Stock
      (e) 784638 10 8

IX.
      (a) TCV II, V.O.F., a Netherlands Antilles general partnership ("TCV II, V.O.F."). The Managing General Partners of TCV II, V.O.F. are TCM II and TCA II.
      (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
      (c) Netherlands Antilles
      (d) Common Stock
      (e) 784638 10 8

X.
      (a) Technology Crossover Management II, L.L.C., a Delaware limited liability company.
      (b) 575 High Street, Suite 400, Palo Alto, CA 94301
      (c) Delaware
      (d) Common Stock
      (e) 784638 10 8

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 15 OF 22 PAGES
-----------------------                                  ---------------------


XI.
      (a) Technology Crossover Administrator II, N.V., a Netherlands Antilles corporation.
      (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
      (c) Netherlands Antilles
      (d) Common Stock
      (e) 784638 10 8

XII.
      (a) Jay C. Hoag
      (b) 575 High Street, Suite 400, Palo Alto, CA 94301
      (c) U.S. citizen
      (d) Common Stock
      (e) 784638 10 8

XIII.
      (a) Richard H. Kimball
      (b) 575 High Street, Suite 400, Palo Alto, CA 94301
      (c) U.S. citizen
      (d) Common Stock
      (e) 784638 10 8

      Item 3.

      Not Applicable

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G             PAGE 16 OF 22 PAGES
-----------------------                                  ---------------------



  Item 4.

  (a), (b) and (c) Except to the extent otherwise expressly stated herein, this
Schedule 13G shall not be construed as an admission that any Item 2 Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Item 2 Person are as follows:


                                     Common Stock                                      Dispositive
         Item 2 Person            Beneficially Owned    % of Class(1)    Voting Power     Power
--------------------------------  -------------------  ----------------  ------------  -----------
TCV I, L.P. (2)                         647,674                 7.1%         sole           sole
TCV I, C.V. (2)                          51,291                 0.6%         sole           sole
TCM I                                   698,965                 7.7%         sole           sole
TCA I                                         0                   0%          N/A            N/A
TCV II, L.P. (3)                         70,082                 0.8%         sole           sole
TCV II (Q)  (3)                          53,880                 0.6%         sole           sole
TCV II Strategic Partners  (3)            9,562                 0.1%         sole           sole
TCV II, C.V. (3)                         10,700                 0.1%         sole           sole
TCV II, V.O.F.(3)                         2,276         less than 0.1%       sole           sole
TCM II                                  146,500                 1.6%         sole           sole
TCA II                                        0                   0%          N/A            N/A
Hoag (4)                                845,465                 9.3%       shared           sole
Kimball (4)                             845,465                 9.3%       shared           sole

____________________________________
(1) All percentages in this table are based, pursuant to Rule 13d-1(j) of the Securities Exchange Act of 1934, on the 9,059,425 shares of Common Stock of the Company outstanding as of May 18, 1998, as reported in the amendment to the Company's Registration Statement on Form S-1, and on the warrants exercisable for shares of Common Stock of the Company beneficially owned by the listed Item 2 Persons which have been included on an as-converted to Common Stock basis.

(2) Each noted entity (together, the "TCV I Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM I, as sole General Partner of TCV I, L.P. and as Investment General Partner of TCV I, C.V., may also be deemed to have sole voting and investment power with respect to such securities. TCM I disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(3) Each noted entity (together, the "TCV II Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM II, as sole General Partner

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 17 OF 22 PAGES
-----------------------                                  ---------------------


     of TCV II, L.P., TCV II (Q) and TCV II Strategic Partners and as Investment General Partner of TCV II, C.V. and TCV II, V.O.F., may also be deemed to have sole voting and investment power with respect to such securities. TCM II disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(4) Under the operating agreements of both TCM I and TCM II, Hoag and Kimball have the independent power to cause the funds managed by such entities to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV I Funds and the TCV II Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

  Not Applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

  Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

  Not Applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

  Not Applicable.

Item 10.  CERTIFICATION

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

  MATERIAL TO BE FILED AS EXHIBITS.
  --------------------------------

  The following exhibit was filed as Exhibit A to the Schedule 13D relating to the Common Stock of Digital Generation Systems, Inc. filed by the undersigned with the Securities and Exchange Commission on September 5, 1997 (the "September 5, 1997 DGIT 13D") and is hereby incorporated herein by reference, except as updated by Exhibit B hereto:

  A - Statement Appointing Designated Filer and Authorized Signer dated September 5, 1997

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 18 OF 22 PAGES
-----------------------                                  ---------------------

  The following exhibit is attached hereto:

  B - Update to Exhibit A to the September 5, 1997 DGIT 13D

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 19 OF 22 PAGES
-----------------------                                  ---------------------

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated June 26, 1998

TECHNOLOGY CROSSOVER VENTURES, L.P.,
a Delaware Limited Partnership

By:    /s/ Robert C. Bensky
       ------------------------------------------
       Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES, C.V.,
a Netherlands Antilles Limited Partnership

By:    /s/ Robert C. Bensky
       ------------------------------------------
       Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT, L.L.C., a Delaware Limited Liability Company

By:    /s/ Robert C. Bensky
       ------------------------------------------
       Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES II, L.P.,
a Delaware Limited Partnership

By:    /s/ Robert C. Bensky
       ------------------------------------------
       Robert C. Bensky, Authorized Signatory

TCV II (Q), L.P.,
a Delaware Limited Partnership

By:     /s/ Robert C. Bensky
       ------------------------------------------
       Robert C. Bensky, Authorized Signatory

TCV II STRATEGIC PARTNERS, L.P.,
a Delaware Limited Partnership

By:    /s/ Robert C. Bensky
       ------------------------------------------
       Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES II, C.V.,
a Netherlands Antilles Limited Partnership

By:    /s/ Robert C. Bensky
       ------------------------------------------
       Robert C. Bensky, Authorized Signatory

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 20 OF 22 PAGES
-----------------------                                  ---------------------

TCV II, V.O.F.,
a Netherlands Antilles General Partnership

By:    /s/ Robert C. Bensky
       ------------------------------------------
       Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C., a Delaware Limited Liability Company

By:    /s/ Robert C. Bensky
       ------------------------------------------
       Robert C. Bensky, Authorized Signatory

Jay C. Hoag

By:    /s/ Robert C. Bensky
       ------------------------------------------
       Robert C. Bensky, Authorized Signatory

Richard H. Kimball

By:    /s/ Robert C. Bensky
       ------------------------------------------
       Robert C. Bensky, Authorized Signatory

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 21 OF 22 PAGES
-----------------------                                  ---------------------


                                   EXHIBIT B

Column I
                                      Column II               Persons/Entities on Whose Behalf
Publicly Traded Company               Designated Filer        the Designated Filer May Act
------------------------------------  ----------------------  ------------------------------------------
MemberWorks Incorporated              Technology Crossover    Technology Crossover Management, L.L.C.
                                      Management II, L.L.C.   Technology Crossover Ventures, L.P.
                                                              Technology Crossover Ventures, C.V.
                                                              Technology Crossover Management II, L.L.C.
                                                              Technology Crossover Ventures II, L.P.
                                                              TCV II (Q), L.P.
                                                              TCV II Strategic Partners, L.P.
                                                              Technology Crossover Ventures II, C.V.
                                                              TCV II, V.O.F.
                                                              Robert C. Bensky
                                                              Jay C. Hoag
                                                              Richard H. Kimball
                                                              Andrew B. Sessions
                                                              Marc S. Tesler

Claremont Technology Group, Inc.      Technology Crossover    Technology Crossover Management, L.L.C.
                                      Management II, L.L.C.   Technology Crossover Ventures, L.P.
                                                              Technology Crossover Ventures, C.V.
                                                              Technology Crossover Management II, L.L.C.
                                                              Technology Crossover Ventures II, L.P.
                                                              TCV II (Q), L.P.
                                                              TCV II Strategic Partners, L.P.
                                                              Technology Crossover Ventures II, C.V.
                                                              TCV II, V.O.F.
                                                              Robert C. Bensky
                                                              Jay C. Hoag
                                                              Richard H. Kimball
                                                              Andrew B. Sessions
                                                              Marc S. Tesler

Digital Generation Systems, Inc.      Technology Crossover    Technology Crossover Management, L.L.C.
                                      Management II, L.L.C.   Technology Crossover Ventures, L.P.
                                                              Technology Crossover Ventures, C.V.
                                                              Technology Crossover Management II, L.L.C.
                                                              Technology Crossover Ventures II, L.P.
                                                              TCV II (Q), L.P.
                                                              TCV II Strategic Partners, L.P.
                                                              Technology Crossover Ventures II, C.V.
                                                              TCV II, V.O.F.
                                                              Robert C. Bensky
                                                              Jay C. Hoag
                                                              Richard H. Kimball
                                                              Andrew B. Sessions
                                                              Marc S. Tesler

-----------------------                                  ---------------------
  CUSIP NO. 784638 10 8         SCHEDULE 13G              PAGE 22 OF 22 PAGES
-----------------------                                  ---------------------


Column I                              Column II               Persons/Entitles on Whose Behalf
--------                              ---------               --------------------------------
Publicly Traded Company               Designated Filer        the Designated Filer May Act
-----------------------               ----------------        ----------------------------
SQL Financials International, Inc.    Technology Crossover    Technology Crossover Management, L.L.C.
                                      Management II, L.L.C.   Technology Crossover Ventures, L.P.
                                                              Technology Crossover Ventures, C.V.
                                                              Technology Crossover Management II, L.L.C.
                                                              Technology Crossover Ventures II, L.P.
                                                              TCV II (Q), L.P.
                                                              TCV II Strategic Partners, L.P.
                                                              Technology Crossover Ventures II, C.V.
                                                              TCV II, V.O.F.
                                                              Robert C. Bensky
                                                              Jay C. Hoag
                                                              Richard H. Kimball
                                                              Andrew B. Sessions
                                                              Marc S. Tesler
